Exhibit 99
                                                                   ----------

For Immediate Release

For more information, contact:
Ira H. Stanley, Vice President, CFO         Joseph N. Jaffoni or Kristin Engel
Miami Computer Supply Corporation           Jaffoni & Collins Incorporated
937/291-8051                                212/835-8500
istanley@mcsinet.com                        mcsc@jcir.com


          MICHAEL PEPPEL ELECTED TO SUCCEED ANTHONY LIBERATI AS
          CHAIRMAN OF THE BOARD FOR MIAMI COMPUTER SUPPLY CORP.

DAYTON, OHIO   February 14, 2000   Miami Computer Supply Corporation (NASDAQ:
MCSC), announced today that Michael E. Peppel, President and Chief Executive Officer, has succeeded Anthony Liberati as Chairman of the Board for the Company. Mr. Liberati will remain on the Board of Directors for Zengine, Inc., the Internet subsidiary of Miami Computer Supply Corporation.

The Company also announced that Richard L. Posen, 49, a partner with Wilkie Farr & Gallagher since 1984 has joined the MCSC Board of Directors, thereby maintaining the size of the Board at five members. Founded in 1888, Wilkie Farr & Gallagher is considered one of the oldest and most respected law firms in the country.

"In serving as the Chairman of the Board for the Company since 1996, Anthony Liberati was instrumental in taking the Company public in November 1996 and providing insight and guidance for the Company at the Board level. His vision and experience will be equally important to the growth of Zengine," said Michael Peppel, Chairman, President and CEO.

Mr. Peppel added, "Rick brings a vast knowledge of the public markets to our board and we look forward to the benefit of his counsel and experience."

Miami Computer Supply Corporation is a reseller of computer products and accessories and a reseller and integrator of audio-visual products and systems throughout the United States, Canada and in certain foreign countries. Miami Computer Supply Corporation resells over 1,800 core products primarily to corporations, governmental, educational, and institutional customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. MCSC primarily sells nationally known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Sharp, Epson, Infocus, Sony and Proxima for audio-visual products and Hewlett-Packard, Lexmark, Imation and Canon for computer supplies. Additional information regarding MCSC can be obtained at http://www.mcsinet.com (but is not part of this release).



Zengine provides a comprehensive suite of technology-based solutions that enable businesses to quickly and cost-effectively create, maintain and enhance the effectiveness of e-commerce platforms on an outsourced and private-label basis. Our integrated services for both business-to-consumer and business-to-business e-commerce include Web site storefront design, product content and merchandising, personalization and customer relationship management, transaction processing, order management, custom fulfillment and end-user customer service. These solutions allow our clients to build, manage and understand online customer relationships and to market, sell and support products and services more effectively. We provide our services on an outsourced basis that is brand transparent to the end-user, allowing our clients to leverage our technology and infrastructure, the KORE Engine, for their own branded e-commerce platform. For more information, visit www.zengine.com, (which is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSC, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, functionality of hardware and software, actions of competitors, MCSC's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risks relating to international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSC's business, is set forth in MCSC's Form 10-K for the year ended December 31, 1998, and its Form 10-Q, as amended, for the nine months ended September 30, 1999.

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